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                                  EXHIBIT 99.1


                  GEON'S ACQUISITION OF O'SULLIVAN CORPORATION
                              CLEARS COMMENT PERIOD

CLEVELAND, Ohio - June 23, 1999 - The Geon Company (NYSE: GON) announced today that the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, applicable to Geon's proposed acquisition of O'Sullivan Corporation, expired on June 18, 1999. The waiting period passed without a request for additional information from the Federal Trade Commission.

On June 2, Geon announced an agreement to acquire O'Sullivan, a leading producer of engineered polymer films for the automotive and industrial markets. The two companies signed a definitive merger agreement under which Geon commenced a cash tender offer on June 8, 1999, to acquire all the outstanding shares of O'Sullivan for $12.25 per share.

The merger agreement was unanimously approved by the boards of directors of both companies. In addition, members of the Bryant family, who control more than 26 percent of the O'Sullivan shares, have committed to tender their shares to Geon as contemplated by the definitive agreement. The tender offer is subject to customary closing conditions, including the acquisition by Geon of at least 70 percent of the outstanding O'Sullivan stock.

Headquartered in Winchester, Virginia, O'Sullivan has approximately 940 employees and four manufacturing sites located in Lebanon, Pennsylvania; Newton Upper Falls, Massachusetts; Winchester; and Yerington, Nevada.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 2,000 people and have 19 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.